Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF
CLASS A COMMON STOCK
OF
CAL-MAINE FOODS, INC.

(Pursuant to Section 243(b) of the Delaware General Corporation Law)

Cal-Maine Foods, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1. Article IV, Section 4(t) of the Third Amended and Restated Certificate of Incorporation of the Corporation as heretofore in effect (the “Certificate of Incorporation”) provides that no shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

2. Prior to the date hereof, the Corporation acquired by reason of conversion 4,800,000 shares of Class A Common Stock pursuant to the terms of the Certificate of Incorporation, following which no shares of Class A Common Stock are outstanding.

3. The Corporation, by resolution of its board of directors, has retired such 4,800,000 shares of acquired Class A Common Stock (the “Retired Shares”).

4. The Retired Shares constitute all of the authorized shares of Class A Common Stock.

5. Pursuant to the provisions of Section 243(b) of the DGCL, the filing of this Certificate of Retirement shall have the effect of amending the Certificate of Incorporation so as to eliminate from the Certificate of Incorporation all references to the Class A Common Stock, including reducing the number of authorized shares of capital stock of the Corporation by 4,800,000 shares.

[Signature Page Follows; Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed by its duly authorized officer on this 15th day of April, 2025.

CAL-MAINE FOODS, INC.

By:	/s/ Max P. Bowman
Max P. Bowman
Vice President and Chief Financial Officer